Exhibit 3.6]

                   AMENDMENTS TO THE ARTICLES OF INCORPORATION
                                       OF
                                 E RESOURCES INC


         Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the undersigned corporation, hereinafter referred to as the "Corporation," hereby adopts the following Amendments to the Articles of
Incorporation:

         FIRST:   The name of the Corporation is: E RESOURCES INC

         SECOND: In accordance with Section 16-10a-1003 of the Utah Revised Business Corporation Act, the following Amendments to the Articles of Incorporation were duly adopted by the Board of Directors and recommended to the Shareholders, and approved by the Shareholders of the Corporation at the Annual Meeting of Shareholders held on August 16, 2002:

                                    ARTICLE I
                                      NAME
                                      ----

         The name of the Corporation shall be: Central Wireless, Inc.

                                   ARTICLE IV
                                AUTHORIZED SHARES
                                -----------------

         The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Sixty Million (260,000,000) shares, consisting of Two Hundred Fifty Million (250,000,000) shares of Common Stock having a par value $0.001 per share, and Ten Million (10,000,000) shares of Preferred Stock having a par value of $0.01 per share.

         The Board of Directors is authorized, subject to any limitations prescribed by law and the provisions of this Article Four, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Utah, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     A. The number of shares constituting that series and the distinctive designation of that series;

     B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;


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     C. Whether that series shall have voting rights,  in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment or the conversion such events as the Board of Directors shall determine;

     E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     H. Any other relative rights, preferences and limitations of that series.

         The number of issued and outstanding shares entitled to vote on these Amendments to the Articles of Incorporation was 6,234,054 of which 4,205,000 shares voted in favor and none opposed.

         IN WITNESS WHEREOF, the foregoing Amendments to the Articles of Incorporation have been executed this 16th day of August, 2002.


                                     E RESOURCES INC


                                     By:   /s/ Kenneth W. Brand
                                         -----------------------------
                                     Name:  Kenneth W. Brand
                                          Title:  Chief Executive Officer



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